Exhibit 99.14

Execution Version

CONFIDENTIAL

SHARE PURCHASE, VARIATION, ASSIGNMENT AND ASSUMPTION AGREEMENT

This Share Purchase, Variation, Assignment and Assumption Agreement (this “Agreement”) is made and entered into as of 28 February 2018, by and between The9 Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), Ark Pacific Special Opportunities Fund I, L.P., an exempted limited partnership organized under the laws of the Cayman Islands acting by its general partner, Ark Pacific Investment Management Limited (the “Assignor”) and Jupiter Explorer Limited, a company incorporated in the British Virgin Islands (the “Assignee”). Each of the parties hereto is referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not defined herein will have the meaning given to such terms in the SPA (as defined below).

WHEREAS, pursuant to that certain share purchase agreement, dated as of June 7, 2017, entered into by and between the Company and the Assignor (the “SPA”), at the Pre-Closing, which occurred on June 8, 2017, the Company issued 12,500,000 ordinary shares (the “Subject Shares”) to the Assignor.

WHEREAS, the Assignor wishes to sell to the Assignee and the Assignee wishes to purchase all of the Subject Shares (the “Transfer”).

WHEREAS, the Assignor desires to transfer and assign all of its rights and obligations under the SPA to the Assignee pursuant to Section 9.07 of the SPA.

WHEREAS, pursuant to the Transfer, the parties wish to amend the SPA and agree certain additional understandings as set out in Section 3 of this Agreement, with effect from the date of this Agreement (the “Effective Date”)

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Share Transfer

(a) The Assignor hereby agrees to sell and the Assignee agrees to purchase all of the Subject Shares. The sole consideration of such purchase shall be the Assignee assuming the Assignor’s rights and obligations under the SPA, including the Assignor’s obligation to pay at Closing US$15,000,000 (the “Investment Amount”) to the Collateral Account, subject to all the terms and conditions in the SPA except as otherwise provided in this Agreement. For the avoidance of doubt, the Transfer shall not be deemed to be in violation of the provisions of Section 5.01 of the SPA.

(b) On the date of this Agreement, the Company shall deliver to the Assignee:

(i) a certified true copy of the register of members of the Company evidencing all of the Subject Shares, which shall be denoted therein as unpaid if so required under the laws of the Cayman Islands, registered in the name of the Assignee; and

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(ii) a certificate of the secretary or a duly authorized director or officer of the Company, dated as of the date of this Agreement, certifying (A) a copy of the resolutions of the Board authorizing the execution, delivery and performance of this Agreement, and (B) the incumbency and signatures of the Company’s directors or officers (where applicable) executing this Agreement and the certificates to be delivered by the Company.

(c) On the date of this Agreement, Assignee shall deliver to the Company a certified copy of the resolutions of Assignee’s board of directors and, if required, shareholders, authorizing the execution, delivery and performance of this Agreement.

2.	Assignment and Assumption.

(a) Related to the Transfer, the Assignor hereby assigns, transfers and conveys to the Assignee all of the Assignor’s rights, title and interest in, to and under the SPA in accordance with the respective terms thereof, as of the date of this Agreement.

(b) Assignee hereby agrees to assume and perform all of Assignor’s obligations, liabilities and duties under the SPA arising from and after the date of this Agreement, including in particular the Assignor’s obligation to pay at Closing the Investment Amount to the Collateral Account, pursuant and subject to the terms of the SPA. Each of the Parties agrees that from the date of this Agreement, the Assignor shall be released from all continuing obligations, including its obligation to pay the entire Investment Amount to the Collateral Account at Closing, under the SPA.

(c) Assignee hereby represents and warrants to the Company, in Assignor’s place and stead under the SPA, that each of the representations and warranties contained in Article IV of the SPA is true, complete and not misleading as of the date of this Agreement.

(d) Each of Assignor and Assignee hereby agrees to take such further actions as may be reasonably required to effectuate the intent of this Section 2.

3.	Variation and Supplement.

(a) With effect from the Effective Date, the Parties agree to amend the SPA as follows:

Preamble amended:	The Preamble of the SPA is deleted in its entirety and replaced by the following:

THIS SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of June 7, 2017, is entered into by and between The9 Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), and Ark Pacific Special Opportunities Fund I, L.P., an exempted limited partnership organized under the laws of the Cayman Islands (“Ark Fund”) acting by its general partner, Ark Pacific Investment Management Limited (together with any Person who has assumed the rights and obligations of Ark Fund under this Agreement as an assignee, the “Purchaser”; and together with the Company, the “Parties”, and each of them, a“Party”).

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Section 5.01 amended:	Section 5.01 of the SPA is deleted in its entirety and replaced by the following:

Lock-up. Purchaser hereby agrees that, without the prior written consent of the Company, it will not, while any Subject Shares remain unpaid, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of such unpaid Subject Shares or any other securities so owned convertible into or exercisable or exchangeable for any of such unpaid Subject Shares, or (ii) transfer to another, in whole or in part, any of the economic consequences of ownership of any of such unpaid Subject Shares, unless (a) any transaction stated in (i) or (ii) is entered into with an Affiliate and (b) such Affiliate has agreed to be assigned all the rights and obligations of this Agreement.

Section 5.03(a) amended:	Section 5.03(a) of the SPA is deleted in its entirety and replaced by the following:

(a) For the purposes of Pre-closing, (i) the Company shall use commercially reasonable efforts to cause the conditions set forth in Section 6.01 that are to be satisfied, but subject to any waiver thereof, at Pre-closing to be satisfied on a timely basis and, consistent with using such commercially reasonable efforts, if reasonably practicable, cause such conditions to be satisfied on or before June 8, 2017, and (ii) Purchaser shall use commercially reasonable efforts to cause the conditions set forth in Section 6.02 that are to be satisfied, but subject to any waiver thereof, at Pre-closing to be satisfied on a timely basis and, consistent with using such commercially reasonable efforts, if reasonably practicable, cause such conditions to be satisfied on or before June 8, 2017. For the purposes of Closing, (i) the Company shall use commercially reasonable efforts to cause the conditions set forth in Section 6.01 that are to be satisfied, but subject to any waiver thereof, at Closing to be satisfied on a timely basis and, consistent with using such commercially reasonable efforts, if reasonably practicable, cause such conditions to be satisfied on or before May 31, 2018, and (ii) Purchaser shall use commercially reasonable efforts to cause the conditions set forth in Section 6.02 that are to be satisfied, but subject to any waiver thereof, at Closing to be satisfied on a timely basis and, consistent with using such commercially reasonable efforts, if reasonably practicable, cause such conditions to be satisfied on or before May 31, 2018.

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Section 5.12(a) amended:	The first sentence of Section 5.12(a) (before sub-paragraph (i)of the SPA is deleted in its entirety and replaced by the following:

At any time after Closing and until the second anniversary of the Closing Date, if Purchaser resells all or a portion of the Subject Shares represented by ADSs to any third party (whether or not in the open market), then:

Section 5.17 amended:	Section 5.17 of the SPA is deleted in its entirety and replaced by the following:

Collateral.

(a) The Company shall procure that HK Holdco executes and delivers in favor of Purchaser (i) the Account Charge by way of a first ranking security (the “Security”) in respect of the Cash Collateral, which amount shall be adjusted from time to time pursuant to Section 5.17(b), and (ii) the Option Deed.

(b) At any time after receipt of a Resale Notice (the date of such receipt the “Discharge Date”) by the Company from Purchaser pursuant to Section 5.12 notifying it of the resale of all or a portion of the Subject Shares, with respect to each Resale Tranche intended to be resold:

(i) Purchaser shall promptly, following receipt of a request from HK Holdco provide its written consent for HK Holdco to withdraw the relevant Resale Tranche Investment Amount, plus any interests accrued thereon until the Withdrawal Date (as defined below) (the “Released Cash Collateral Amount”), from the Collateral Account, and after such withdrawal the Released Cash Collateral Amount shall be owned by HK Holdco, free and clear of any Encumbrance. The Company shall procure HK Holdco to withdraw the Released Cash Collateral Amount from the Collateral Account within five (5) Business Days after the Discharge Date (such date on which the Released Cash Collateral Amount is withdrawn, the “Withdrawal Date”); and

(ii) the Investment Amount for the purposes of calculating the Redemption Price pursuant to Section 5.13 and the Early Redemption Price pursuant to Section 5.14 shall be reduced by the Resale Tranche Investment Amount (which forms a portion of the Released Cash Collateral Amount) withdrawn from the Collateral Account pursuant to Section 5.17(b)(i). The portion of Investment Amount that remains deposited at the Collateral Account as of a specified date, which is equal to (A) the Investment Amount, minus (B) the total and cumulative Resale Tranche Investment Amounts that have been released from the Collateral Account as of such a date, is referred to herein as the “Unreleased Investment Amount”.

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(c) The Company shall procure that the Collateral Bank shall not permit any withdrawal from the Collateral Account unless such withdrawal is approved in writing by the Purchaser until the date on which the Company’s obligations to pay any Redemption Price pursuant to Section 5.13 and any Early Redemption Price pursuant to Section 5.14 or HK Holdco’s obligations under the Option Deed (together the “Secured Obligations”) have been fully performed and discharged in accordance with the terms and conditions of this Agreement or the Option Deed as appropriate; provided, however, that Purchaser shall be authorized to give unilateral instructions in the circumstances where permitted pursuant to the Account Charge, and subject thereto Purchaser shall approve any withdrawal that HK Holdco is entitled to make pursuant to Section 5.13(b), Section 5.13(c), Section 5.14(d) and Section 5.17(b).

(d) Once all the Secured Obligations have been paid in full or have been fully performed or lapsed pursuant to the terms and conditions of this Agreement, Purchaser Director shall be removed from HK Holdco as a director and as a co-signatory to the Collateral Account.

Section 8.01(e)	Section 8.01(e) of the SPA is deleted in its entirety and replaced by the
amended:	following:

(e) by the Company or Purchaser if any of the conditions set forth in Article VI required by this Agreement to be satisfied at Closing have not been satisfied or waived by May 31, 2018,

(b) The parties agree that, notwithstanding anything to the contrary in the SPA, on the Closing Date under the SPA: (i) the Assignee shall pay the Investment Amount to the Collateral Account; and (ii) the Company shall deliver to the Assignee the relevant items listed in Sections 2.02(a)(iii) to (xi) of the SPA, in particular,

(i) a receipt for the payment of US$15,000,000 and

(ii) a certified copy of the register of members of the Company evidencing, and an original share certificate representing, the Subject Shares, fully paid and registered in the name of the Assignee.

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4. Assignment. Neither Party may assign or otherwise transfer its rights and obligations under this Agreement without the prior written consent of the other Party.

5. Governing Law. This Agreement and the legal relations among the Parties shall be governed by, and construed and enforced in accordance with the laws of the State of New York, without regard to its conflict of laws rules.

6. Miscellaneous. This Agreement constitutes the entire agreement between the Parties concerning its subject matter. Nothing in this Agreement shall create or be deemed to create any rights in any person or entity not a Party to this Agreement. If any term of this Agreement is deemed invalid, illegal or unenforceable, the remaining provisions shall not be affected, and such term shall be replaced by a mutually acceptable provision, which being valid comes closest to the parties’ original intention. This Agreement may be executed in one or more counterparts (each of which will be deemed to be an original copy and all of which taken together shall constitute one instrument) and delivered by electronic means.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

ASSIGNOR		ASSIGNEE

Ark Pacific Special Opportunities Fund I, L.P.		Jupiter Explorer Limited

By:	Ark Pacific Investment Management Limited
Its:	General Partner

By:	/s/ Ng Chi Keung Kenneth	By:	/s/ Greatest Dream Group Limited
Name:	NG CHI KEUNG KENNETH	Name:	GREATEST DREAM GROUP LIMITED
Title:	DIRECTOR	Title:	CORPORATE DIRECTOR

COMPANY

The9 Limited

By:	/s/ George Lau
Name:	GEORGE LAU
Title:	CFO

[Signature Page to Variation, Assignment and Assumption Agreement]